UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015 (November 30, 2015)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32997	86-0879278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas, 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                               Entry into a Material Definitive Agreement.

As previously reported by Magnum Hunter Resources Corporation (the “Company”) in a Current Report on Form 8-K (the “Original Form 8-K”) filed by the Company with the Securities and Exchange Commission on November 5, 2015, on and effective as of November 3, 2015, the Company entered into a Sixth Amendment to Credit Agreement (the “Sixth Amendment”) amending the Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, as borrower, the lenders and guarantors party thereto, and Bank of Montreal, as administrative agent (as previously amended and as amended by the Sixth Amendment, the “Amended Facility”). The Sixth Amendment was entered into by and among (i) the Company, as borrower, (ii) the guarantors party thereto, (iii) certain holders of the Company’s Senior Notes (as defined below) and certain holders of the loans outstanding pursuant to the Company’s Second Lien Term Loan Agreement (as defined below), as lenders (collectively, the “New First Lien Lenders”), (iv) Bank of Montreal, as administrative agent and (v) Cantor Fitzgerald Securities, as loan administrator.

As more fully described in the Original Form 8-K, on the closing date of the Sixth Amendment, the aggregate amounts outstanding under the Amended Facility totaled approximately $60 million, consisting of (i) amounts outstanding under the Fourth Amended and Restated Credit Agreement of approximately $5 million that were assigned to the New First Lien Lenders, (ii) approximately $39 million that was used to cash collateralize certain outstanding letters of credit issued under the Fourth Amended and Restated Credit Agreement and (iii) an additional new term loan in the aggregate principal amount of approximately $16 million that was used by the Company for general corporate purposes and to pay certain transaction-related fees and expenses.  Furthermore, the Amended Facility included an uncommitted incremental credit facility for up to an additional $10 million aggregate principal amount of term loans to be provided to the Company, if and to the extent requested by the Company and agreed to by a specified percentage of the New First Lien Lenders.

Effective as of November 30, 2015, the Company entered into the Seventh Amendment to Credit Agreement and Increase Joinder (the “Seventh Amendment”) amending the Amended Facility.  The Seventh Amendment was entered into by and among (i) the Company, as borrower, (ii) the guarantors party thereto, (iii) the incremental lenders and certain of the other New First Lien Lenders party thereto, (iv) Bank of Montreal, as administrative agent and (v) Cantor Fitzgerald Securities, as loan administrator.  Pursuant to the Seventh Amendment, the Company requested new commitments under the existing Amended Facility in an aggregate principal amount of $10 million (the “Incremental Loans”), and incremental lenders party thereto agreed to fund, and subsequently have funded, such Incremental Loans on December 1, 2015.  The Incremental Loans have the same principal terms as the prior loans under the Amended Facility, as disclosed in the Original Form 8-K.  The Incremental Loans will be used for general corporate purposes and to pay fees, costs and expenses in connection with the Seventh Amendment and the Incremental Loans.  The additional liquidity provided by the Incremental Loans will provide the Company with additional time to continue to focus on strategic alternatives to enhance its liquidity and address its current capital structure. The Seventh Amendment also amended certain provisions of the Amended Facility to take into account the Incremental Loans. Following funding of the Incremental Loans on December 1, 2015, the aggregate amounts outstanding under the Amended Facility totaled approximately $70 million.

The foregoing description of the Seventh Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Seventh Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K. As used herein, the term “Senior Notes” means the Company’s 9.75% Senior Notes due 2020, and the term “Second Lien Term Loan Agreement” means the Second Lien Credit Agreement, by and among the Company, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and the agents party thereto.

ITEM 2.03.                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Seventh Amendment to Credit Agreement and Increase Joinder, effective as of November 30, 2015, to the Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, as borrower, the lenders and guarantors party thereto, Bank of Montreal, as administrative agent, and Cantor Fitzgerald Securities, as loan administrator.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 2, 2015	By:	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1

Seventh Amendment to Credit Agreement and Increase Joinder, effective as of November 30, 2015, to the Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, as borrower, the lenders and guarantors party thereto, Bank of Montreal, as administrative agent, and Cantor Fitzgerald Securities, as loan administrator.